SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENTS

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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EXULT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXULT, INC.

121 Innovation Drive, Suite 200

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 6, 2004

The 2004 annual meeting of stockholders of Exult, Inc., a Delaware corporation (the “Company”), will be held at the University Research Park Conference Center, 5251 California, Suite 105, Irvine, California 92612 on Thursday, May 6, 2004 at 9:30 a.m. local time, to consider and act upon the following matters:

1.	To elect three Class 1 directors of the Company to serve for the ensuing three years;

2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 15, 2004 as the record date for determining stockholders entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. A proxy statement is enclosed; please read it carefully. Proxies are being solicited by the Board of Directors of the Company.

All stockholders are cordially invited to attend the meeting. You are urged to sign, date and complete the enclosed proxy card and return it promptly in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, you may do so even if you have signed and returned your proxy card.

By the order of the Board of Directors

Brian W. Copple

Secretary

Irvine, California

April 16, 2004

EXULT, INC.

121 Innovation Drive, Suite 200

Irvine, California 92612

(949) 856-8800

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 6, 2004

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Exult, Inc., a Delaware corporation (the “Company”), for use at the 2004 annual meeting of stockholders to be held at the University Research Park Conference Center, 5251 California, Suite 105, Irvine, California 92612, on Thursday, May 6, 2004, at 9:30 a.m., local time and at any postponements and adjournments thereof. This proxy statement and the accompanying proxy card will be first mailed to the Company’s stockholders on or about April 16, 2004.

The expense of preparing, assembling, and mailing these proxy materials and the cost of soliciting proxies will be paid by the Company. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals. Proxies may be solicited in person or by telephone, telefax or other electronic means by personnel of the Company, who will not receive any additional compensation for such solicitation.

VOTING

The close of business on March 15, 2004 is the record date for the determination of stockholders entitled to notice of the meeting and to vote at the meeting. On that date there were 109,576,170 shares of the Company’s common stock outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. The holders of a majority of the shares of common stock outstanding on the record date and entitled to be voted at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting and any adjournments and postponements thereof. Investment partnerships affiliated with General Atlantic Partners, LLC and the Company’s Chief Executive Officer together own more than 50% of the Company’s outstanding Common Stock and accordingly will be able to vote together to elect the nominees for director named by the Board of Directors, and to determine whether any other proposals brought before the meeting for stockholder action are approved.

Shares abstained or subject to a broker non-vote are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the meeting, the nominees receiving the greatest number of votes (up to three directors) will be elected.

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. Any proxy that is signed and returned by a stockholder without specifying a vote will be voted in favor of the election of each of the nominees named in this proxy statement and for the ratification of the Company’s independent auditors as described in this proxy statement.

In addition, the persons acting as proxies will cast their votes in their discretion for any additional matters that are properly brought up for consideration at the meeting. Any stockholder who submits a proxy may revoke it at any time before it is voted at the meeting by submitting a written notice of revocation to the Secretary of the Company or by filing with the Company a valid proxy bearing a later date. A proxy will not be voted if the stockholder who submitted it attends the meeting and elects to vote in person.

STOCKHOLDER PROPOSALS

Pursuant to the Company’s bylaws, only such business shall be conducted, and only such nominations and proposals shall be acted upon at the annual meeting of stockholders as are properly brought before the meeting. For nominations or business to be properly brought before the annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must first be given to the Secretary of the Company. To be timely, a stockholder’s written notice must be delivered to the Secretary of the Company at the Company’s principal executive offices no later than the 90th day and no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, to be timely, notice by the stockholder must be delivered or received no later than the close of business on the tenth day following the earlier of the date of the first public announcement of the date of such meeting and the date on which such notice of the scheduled meeting was mailed.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, stockholders who wish to submit proposals to be included in next year’s proxy statement and form of proxy to be acted upon at the Company’s 2005 annual meeting of stockholders must cause their proposals to be received in writing by the Company at its address set forth on the first page of this proxy statement no later than December 17, 2004. Such proposals should be addressed to the Company’s Secretary.

Any notice to the Secretary regarding a stockholder proposal must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company’s stock that are beneficially owned by the stockholder and by any other stockholder known by such stockholder to be supporting such matter on the date of such stockholder notice, and (d) any material interest of the stockholder in such business. Any notice to the Secretary regarding a nomination for the election of directors must include: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) the class and number of shares of the Company’s stock that are beneficially owned by the stockholder and a representation that such stockholder intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board, and (e) the consent of each nominee to serve as a director of the Company if so elected. Nothing in this section shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal that does not meet all of the foregoing requirements and any requirements for inclusion established by the Securities and Exchange Commission.

ITEM I

ELECTION OF DIRECTORS

The Company’s bylaws provide for division of the Board of Directors into three classes, with each class consisting of approximately one-third of the total number of directors and serving a staggered three-year term. The Company currently has four Class 1 directors, two Class 2 directors, and four Class 3 directors, whose terms will expire, respectively, at the 2004, 2005, and 2006 annual meetings of stockholders (in all cases subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The Class 1 directors elected at the 2004 annual meeting of stockholders will serve until the 2007 annual meeting of stockholders (subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal).

The persons named in the enclosed proxy will vote to elect Mark F. Dzialga, Thomas J. Neff and Mary Alice Taylor as Class 1 directors, unless the authority to vote for their election is withheld by marking the proxy card to that effect. Messrs. Dzialga and Neff and Ms. Taylor are currently Class 1 directors and have indicated their willingness to serve if elected. However, if they are unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. The following sets forth information about the Class 1 nominees and our other directors.

Name	Class	Term Expires		Committees and other Board roles
Mark F. Dzialga	1	2004		Nominating & Governance Committee*
Thomas J. Neff	1	2004		Compensation Committee* and Nominating & Governance Committee
Mary Alice Taylor	1	2004		Audit Committee
Michael A. Miles	1	2004	(1)(3)
John R. Oltman	2	2005		Audit Committee and Compensation Committee
A. Michael Spence	2	2005	(2)(3)
J. Michael Cline	3	2006		Compensation Committee and Nominating & Governance Committee
Steven A. Denning	3	2006		Compensation Committee, Nominating & Governance Committee and Lead Director
James C. Madden, V	3	2006		Chairman of the Board
Karl M. von der Heyden	3	2006		Audit Committee*

* Committee Chairman

(1) Mr. Miles has indicated that he will not stand for re-election at the 2004 annual meeting. As a result of recent corporate governance initiatives that disfavor concurrent membership on more than six boards of directors, Mr. Miles has determined to reduce his board memberships, based on his length of tenure, and Exult is his one of his most recent board seats. There has been no disagreement between Mr. Miles and the Company.

(2) Dr. Spence has decided to resign his public company board memberships and has informed the Company that he will resign from Exult’s board of directors as of the 2004 annual meeting. There has been no disagreement between Dr. Spence and the Company.

(3) The Board has decreased the number of authorized directors to eight, effective and contingent upon the expiration of Mr. Miles’ current term and the effectiveness of Dr. Spence’s resignation. Any newly appointed directors will be allocated so as to balance the classes, and the Board may take further action so that the three classes of directors are rebalanced to the extent appropriate.

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

J. Michael Cline, 44, has been the Managing Partner of Accretive Technology Partners, LLC, a private investment company focused on building market leaders in the software, IT services and business process outsourcing markets, since December 1, 1999. From 1989 to 1999, Mr. Cline served as a managing member of General Atlantic Partners, LLC. From 1986 to 1989, Mr. Cline helped found AMC, a software company that was later sold to Legent Corporation. Prior to AMC, Mr. Cline was an associate at McKinsey & Company. Mr. Cline currently serves as a director of Manugistics Group, Inc., as well as a number of private technology companies. Mr. Cline is also a Trustee of the Wildlife Conservation Society. Mr. Cline received an M.B.A. degree from Harvard Business School and a B.S. degree from Cornell University. Mr. Cline was elected to the Board in 1998, served as Chairman until February 2000, and is a member of the Compensation Committee and the Nominating & Governance Committee.

Steven A. Denning, 55, is the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. He has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is a director of Eclipsys Corporation, SRA International, Inc., The Thomson Corporation, and two private information technology companies in which investment entities affiliated with General Atlantic Partners, LLC are investors. Mr. Denning received an M.B.A. degree from the Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in Monterey, California and a B.S. degree from the Georgia Institute of Technology. Mr. Denning was elected to the Board in 1998 and is a member of the Compensation Committee and the Nominating & Governance Committee. Mr. Denning was appointed Lead Director in January 2003.

Mark F. Dzialga, 39, is currently a managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. He has been with General Atlantic since July 1998. Mr. Dzialga is a director of several private information technology companies in which investment entities affiliated with General Atlantic are investors. From 1990 to 1998, Mr. Dzialga was with Goldman, Sachs & Co., most recently as the co-head of the Merger Technology Group. Mr. Dzialga received an M.B.A. degree from the Columbia University School of Business and a B.S. degree in Accounting from Canisius College. Mr. Dzialga was elected to the Board in 2000 and is the chairman of our Nominating & Governance Committee.

James C. Madden, V, 42, has been our Chief Executive Officer since November 1998 and the Chairman of the Board since February 2000. Mr. Madden also served as our President from November 1998 to May 2003. Mr. Madden served as the Corporate Chief Financial Officer at MCI Systemhouse, the outsourcing unit of MCI, from June 1997 to November 1998. From June 1995 to June 1997, Mr. Madden served as the President of the United States and Latin American Divisions of MCI Systemhouse, and from January 1994 to June 1995, he was the General Manager of MCI Systemhouse’s Pacific Region. He first joined MCI Systemhouse in 1993 as Vice President and Managing Director of the Los Angeles office. Prior to joining MCI Systemhouse, Mr. Madden was a Principal at Booz-Allen & Hamilton from 1991 to 1993. Mr. Madden began his career with Andersen Consulting, where he created and led Andersen’s first outsourcing practice on the west coast. Mr. Madden received his B.B.A. degree in Finance and B.A. degree in Geology from Southern Methodist University. Mr. Madden was elected to the Board in 1998.

Thomas J. Neff, 66, has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, and has been employed with Spencer Stuart since 1976, including as President from 1979 until October 1996. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of ACE Limited and the Lord Abbett Mutual Funds. Mr. Neff received his M.B.A. degree from Lehigh University and a B.S. in Industrial Engineering from Lafayette College. Mr. Neff was elected to the Board in 2000 and is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee.

John R. Oltman, 59, has served as the President of JRO Consulting Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. From February 1996 through August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From June 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was the worldwide managing partner responsible for systems integration and outsourcing services for Andersen Consulting. Mr. Oltman serves as Chairman and CEO of Seurat Company, director of Lante Corporation and Evolve Software, Inc., and prior to its recent sale, as a director of Premier Systems Integrators, Inc. Mr. Oltman received a B.S. degree from University of Illinois and an M.B.A. degree from Northwestern University’s Kellogg School of Management. Mr. Oltman was elected to the Board in 1999 and is a member of the Audit Committee and the Compensation Committee.

Mary Alice Taylor, 54, is an independent business executive. Ms. Taylor served as Chairman/CEO of Homegrocer.com from 1999 to 2000, where she grew and established its operations before successfully completing a sale of the company to Webvan in 2000. From 1997 through 1999, Ms. Taylor served as CitiGroup’s Corporate Executive VP – Worldwide Operations and Technology. From 1980 through 1996, Ms. Taylor served in various key roles at Federal Express, including Senior Vice President – Operations. Ms. Taylor also serves on the Board of Directors of Allstate Corporation, Autodesk, Inc., Sabre Holdings and Blue Nile, a privately-held company. Ms. Taylor is a certified public accountant and received a B.S. degree in Accounting and Finance from Mississippi State University. Ms. Taylor was elected to the Board in 2003 and is a member of the Audit Committee.

Karl M. von der Heyden, 67, served as the Vice Chairman of the Board of Directors of PepsiCo from September 1996 to February 2001. Mr. von der Heyden also served as PepsiCo’s CFO from September 1996 to February 1998. Previously, he held various senior management positions at H.J. Heinz and RJR Nabisco, where he ultimately served as Co-Chairman and Chief Executive Officer. Mr. von der Heyden also serves on the Board of Directors for Federated Department Stores, ARAMARK and AstraZeneca PLC, and is a member of the Board of Trustees for Duke University, The American Academy in Berlin and the National Humanities Center. Mr. von der Heyden graduated from Duke University in 1962 and holds an MBA from the Wharton School of Business at the University of Pennsylvania. Mr. von der Heyden was elected to the Board in 2003 and is the chairman of the Audit Committee.

Meetings and Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The Board of Directors has adopted a written charter for each committee.

During 2003, the Board of Directors met eight times and took action two times by written consent in lieu of a meeting. The Audit Committee met seven times and took action two times by written consent in lieu of a meeting in 2003. The Compensation Committee met four times in 2003. The Nominating & Governance Committee met four times and took action one time by written consent in lieu of a meeting in 2003. Each of the directors attended 75% or more of the meetings of the Board of Directors and the committees on which he or she served during 2003. Attendance at the Company’s annual stockholders meeting is optional. One director attended the 2003 annual stockholders meeting.

Audit Committee—The Audit Committee consists of Ms. Taylor and Messrs. Oltman and von der Heyden. The Audit Committee assists the Board of Directors in its oversight of (a) the Company’s accounting, financial reporting and internal controls processes, (b) audits of the Company’s financial statements, (c) financial information provided to stockholders, (d) the Company’s compliance with legal and regulatory requirements, (e) the independence of the Company’s outside auditors, and (f) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also provides an avenue of communication among the Company’s management, independent auditors, internal audit department, the Board of Directors, and other advisors, as appropriate.

The Board of Directors has determined that each member of the Audit Committee is (a) “independent,” as defined in the National Association of Securities Dealers’ listing standards applicable to the Company and (b) an “audit committee financial expert”, as defined in applicable regulations adopted by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement.

Compensation Committee—The Compensation Committee consists of Messrs. Cline, Denning, Neff and Oltman. The Compensation Committee sets the compensation and benefits for executive officers and reviews their performance and development. The Compensation Committee also oversees the implementation and administration of the Company’s compensation, equity, and employee benefit plans and programs. The Compensation Committee’s Charter is posted on the Company’s website at www.exult.com.

Nominating & Governance Committee—The Nominating & Governance Committee consists of Messrs. Cline, Denning, Dzialga, and Neff. The Nominating & Governance Committee makes recommendations to the Board of Directors regarding the Board’s size, composition, structure, compensation and operation, and assists the Board in the oversight of the Company’s corporate governance policies, practices and initiatives. The Company’s Board of Directors has determined that each member of the Nominating & Governance Committee is “independent,” as such term is defined by the Nasdaq listing standards applicable to the Company. The Nominating & Governance Committee’s Charter is posted on the Company’s website at www.exult.com.

In general, the Nominating & Governance Committee works with the Chief Executive Officer to recommend nominees for directors. The Nominating & Governance Committee will also consider nominees for director recommended by stockholders if the procedures described in “Stockholder Proposals” are followed or as required by applicable law. The Nominating & Governance Committee will give due consideration to these nominees and will take into account a broad range of factors and criteria, including but not limited to those set forth in the Company’s Corporate Governance Policy which is posted on the Company’s website at www.exult.com. At a minimum, candidates for director should possess the following qualifications:

•	Highest personal and professional ethics, integrity and values.
•	Independent, creative and disciplined thought processes.
•	Practical wisdom and mature judgment.
•	Broad training and experience at the policy-making or strategic level.
•	A record of achievement and expertise that is useful to the Company and complementary to the background and experience of other Board members, so that a useful balance of members on the Board can be achieved and maintained.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are not current or former officers or employees of Exult, Inc. or any of its subsidiaries. There are no Compensation Committee interlocks between Exult, Inc. and other entities involving Exult’s executive officers and board members who serve as executive officers or board members of the other entities.

Compensation of Directors

To date, the Company’s directors have been compensated for their service on the Company’s Board of Directors solely through grants to them of options to purchase shares of the Company’s common stock. Directors receive no cash compensation for serving on the Board of Directors or any board committee. However, directors are reimbursed for expenses incurred in attending board and committee meetings. The Board of Directors typically authorizes a grant of stock options to each newly appointed director, with the number of shares subject to those options determined in the board’s discretion at the time of grant based upon various factors, including the market value of the Company’s common stock, the state of the Company’s business, market conditions, director compensation at comparable companies, option levels for other directors of the Company, and any other compensation that may then be payable by the Company to its directors. Following their initial option grants, directors receive additional equity awards during their tenure. On the date of each annual stockholders’ meeting, each non-employee director who has served as a director for at least 180 days and is to continue as a non-employee director following that meeting automatically receives an option to purchase up to 10,000 shares of common stock. In addition to these automatic annual grants, the Board of Directors may authorize discretionary stock option grants and/or restricted stock for directors from time to time, based on various factors, including those listed above, as well as Company performance. In January 2003, each non-employee director received a discretionary grant of options to purchase 50,000 shares of common stock, other than Karl von der Heyden and Mary Alice Taylor, who each received a grant of options to purchase 55,000 shares in connection with their initial appointment to the Company’s Board of Directors during 2003.

In addition, Board members serving on the Audit Committee have received an additional discretionary grant of options to purchase shares of common stock (15,000 shares for the Audit Committee chairmanship and 5,000 shares for other Audit Committee members) to compensate them for their Audit Committee service for up to two years. There has been no additional compensation for service on other committees of the Board.

All stock options previously issued to directors are immediately exercisable and have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest with respect to 25% of the underlying shares on the first anniversary of the date of grant, and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter, subject to continued service. No other arrangement exists pursuant to which any director of the Company was compensated during the Company’s last fiscal year for any service provided as a director. In the future, the Company may consider other forms of director compensation, including cash fees.

Other Information

Additional information regarding the Company’s Board of Directors, including how stockholders can communicate with the Company’s Board of Directors, may be found at the Company’s website at www.exult.com.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

ITEM 2

RATIFICATION OF INDEPENDENT AUDITORS

The Company’s Audit Committee has appointed the independent public accounting firm of KPMG LLP, the Company’s independent auditors for the 2003 fiscal year, to serve in the same capacity for the fiscal year ending December 31, 2004, and is asking stockholders to ratify this appointment. A representative of KPMG LLP is expected to be present at the 2004 annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent auditors, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and its stockholders.

FEES PAID TO INDEPENDENT AUDITORS

In May 2002, the Company’s Audit Committee approved the appointment of KPMG LLP to replace Arthur Andersen LLP as the Company’s independent auditors. There were no disagreements with Arthur Andersen within the meaning of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements. Set forth below are the aggregate fees billed for professional services rendered to the Company by KPMG LLP, its independent auditors for fiscal 2002 and 2003.

	Fiscal 2003	Fiscal 2002
Audit Fees	$580,566	$285,500
Audit-Related Fees	$0	$0
Tax Fees	$97,640	$45,468
All Other Fees	0	0

The amounts reflected above do not include $116,575 for Audit Fees and $2,168 for All Other Fees paid to Arthur Andersen LLP in 2002.

Audit Fees. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual ‘management letter’ on internal control matters. The increase in Audit Fees from 2002 to 2003 was primarily attributable to audit services in connection with our convertible note offering in 2003, the acquisition of an outsourcing business in June 2003, and on-going audit services for the foreign subsidiaries acquired in that acquisition.

Tax Fees. This category consists of professional services rendered by KPMG for U.S. and foreign tax advice, tax compliance and preparation of tax returns. For 2003, all of these services were pre-approved by the Company’s Audit Committee. The increase in Tax Fees from 2002 to 2003 was primarily attributable to services for the foreign subsidiaries that we acquired in 2003.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee must pre-approve all services provided by the Company’s independent auditors. Services are pre-approved if they are (1) included and specifically described in the engagement letter with the independent auditors that has been approved by the Audit Committee, (2) included and specifically described in a schedule of services that has been pre-approved by the Audit Committee, or (3) otherwise specifically approved in advance by the Audit Committee or by a member of the Audit Committee acting pursuant to delegated authority. The Chair of the Audit Committee has been delegated the authority to pre-approve any permissible service to be provided by the Company’s independent auditors, up to $50,000 in the aggregate per year, provided that any such pre-approval is reported to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004.

OTHER BUSINESS

As of the date of this proxy statement, management of the Company was not aware of any matters to be presented at the 2004 annual meeting other than as set forth herein. However, if any other matters are properly brought before the 2004 annual meeting, the shares represented by valid proxies will be voted with respect to such matters in the discretion of the designated proxies. An affirmative vote of a majority of shares present in person or represented by proxy at the 2004 annual meeting is necessary to approve any such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 15, 2004 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers during 2003, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, and subject to applicable community property laws, each stockholder listed below has sole voting power and sole investment power with respect to shares shown as owned by such stockholder. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

Name and Address of Beneficial Owners(1)	Shares (#)	Percent Owned(2)
Partnerships Affiliated with General Atlantic Partners, LLC(3)	48,872,396	44.6%
T. Rowe Price Associates, Inc.(4)	6,877,580	6.3
J. Michael Cline(5)	715,000	*
Steven A. Denning(3)(6)	49,012,396	44.7
Mark Dzialga(3)(7)	49,017,396	44.7
Michael A. Miles(8)	267,195	*
Thomas J. Neff(9)	365,000	*
John R. Oltman(10)	313,150	*
A. Michael Spence(11)	272,695	*
Mary Alice Taylor(12)	95,000	*
Karl M. von der Heyden(13)	105,000	*
James C. Madden, V(14)	6,285,275	5.7
Kevin M. Campbell(15)	1,889,655	1.7
Richard H. Jones(16)	760,803	*
Michael J. Salvino(17)	667,966	*
Stephen M. Unterberger(18)	1,936,107	1.7
All directors and executive officers as a group (17 persons) (19)	63,730,399	54.1

*	Less than one percent.

(1)	The address for each of the officers and directors (other than Messrs. Denning and Dzialga) is 121 Innovation Drive, Suite 200, Irvine, California 92612. The address for Messrs. Denning and Dzialga and General Atlantic Partners, LLC and its affiliated partnerships is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	Applicable percentage of ownership is based on 109,576,170 shares of Common Stock outstanding as of March 15, 2004, together with applicable stock options and warrants, if any, for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options and warrants exercisable within 60 days after March 15, 2004 are deemed outstanding for computing the percentage of ownership of the person holding such stock options or warrants, and for all directors and executive officers as a group, but are not deemed outstanding for computing the percentage of any other person. All stock options issued to non-employee directors and some options issued to officers are exercisable for restricted shares prior to vesting.

(3)	Includes 48,872,396 shares held by the following General Atlantic partnerships: 23,309,812 shares held by General Atlantic Partners 54, L.P.; 5,576,766 shares held by General Atlantic Partners 57, L.P.; 10,901,035 shares held by General Atlantic Partners 60, L.P.; 3,879,024 shares held by GAP Coinvestment Partners, L.P.; and 5,205,759 shares held by GAP Coinvestment Partners II, L.P. Each of Messrs. Denning and Dzialga is a director of Exult, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Each of Messrs. Denning and Dzialga disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein.

(4)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Includes 155,000 shares subject to immediately exercisable options.

(6)	Includes 130,000 shares subject to immediately exercisable options.

(7)	Includes 135,000 shares subject to immediately exercisable options.

(8)	Includes 267,195 shares subject to immediately exercisable options.

(9)	Includes 355,000 shares subject to immediately exercisable options.

(10)	Includes 145,000 shares subject to immediately exercisable options. Shares and options are owned by JRO Consulting, Inc., which is affiliated with Mr. Oltman.

(11)	Includes 55,000 shares owned by trusts for which Dr. Spence is trustee and 145,000 shares subject to immediately exercisable options.

(12)	Includes 85,000 shares subject to immediately exercisable options.

(13)	Includes 95,000 shares subject to immediately exercisable options.

(14)	Includes 1,258,144 shares subject to options exercisable within 60 days of March 15, 2004.

(15)	Includes 1,574,655 shares subject to options exercisable within 60 days of March 15, 2004.

(16)	Includes 760,803 shares subject to options exercisable within 60 days of march 15, 2004.

(17)	Includes 645,884 shares subject to options exercisable within 60 days of March 15, 2004.

(18)	Includes 1,802,607 shares subject to options exercisable within 60 days of March 15, 2004.

(19)	Includes 8,240,157 shares subject to options exercisable within 60 days of March 15, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the fiscal year 2003 compensation for the Company’s Chief Executive Officer, and for each of the other four most highly compensated persons acting as executive officers of the Company and its subsidiaries as of December 31, 2003 (the “Named Executive Officers”).

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(2)			Restricted Stock Award(s) ($)			Shares Underlying Options (#)		All Other Compensation
James C. Madden Chairman of the Board and Chief Executive Officer	2003 2002 2001	$ $ $	450,000 450,000 450,000	$ $ $	25,000 343,750 225,000	$ $ $	49,600 5,018 16,307	(3)		— — —		250,000 363,787 —		$ $ $	5,860 5,500 4,154	(5)(6) (5) (5)

Kevin M. Campbell President and Chief Operating Officer	2003 2002 2001	$ $ $	450,000 450,000 426,923	$ $ $	1,487,088 1,433,798 225,000	$ $	34,489 — 2,508	(3)	$	— 1,639,000 —	(4)	— 263,787 523,333	(4)		— — —

Michael J. Salvino Americas President	2003 2002 2001	$ $ $	345,192 284,615 250,001	$ $	— 135,000 67,419		$11,844 — —	(3)		— — —		200,000 409,820 105,000		$ $ $	147,509 141,167 131,025	(5)(7) (5)(7) (5)(7)

Stephen M. Unterberger President, Business Model Architecture	2003 2002 2001	$ $ $	400,000 400,000 400,000	$	— — 200,000	$ $ $	24,475 8,651 6,125	(3)		— — —		50,000 285,317 —			— — —

Richard H. Jones President, Exult Ltd.(1)	2003 2002 2001	£ £ £	284,912 257,758 250,000	£ £ £	107,500 100,000 125,000	£ £ £	12,000 12,000 12,000			— — —		— 480,597 5,000		£ £ £	28,491 24,682 5,625	(8) (8) (8)

(1)	Amounts for Mr. Jones were paid in British Pounds Sterling. As of March 15, 2004, the published exchange rate for British Pounds Sterling to U.S. Dollars was £1 = $1.803.

(2)	Except for Mr. Jones and as set forth in note (3), reflects company benefit for insurance, medical, financial planning and other life planning purposes, together with income tax gross-up thereon. Reflects car allowance for Mr. Jones.

(3)	Includes $20,336 paid to Mr. Madden, $14,429 paid to Mr. Campbell, $11,539 paid to Mr. Salvino, and $23,845 paid to Mr. Unterberger in lieu of accrued vacation.

(4)	Restricted stock award represents 550,000 shares that vest over 10 quarterly installments, as discussed in more detail below under “Kevin Campbell Arrangements.” As of December 31, 2002, the aggregate market value of such shares was $1,749,000. In connection with the issuance of such restricted stock award in 2002, Mr. Campbell agreed to cancel options to purchase 500,000 shares of common stock previously granted and not to resign before the end of 2005. The cancellation of such options is not reflected in the number reported under “Shares Underlying Options” for 2002.

(5)	401(k) plan matching contributions.

(6)	Also includes $2,860 for personal use of aircraft, calculated in accordance with applicable federal income tax guidelines.

(7)	Also includes $144,509, $135,667 and $125,775 paid in 2003, 2002, and 2001, respectively, for relocation expenses, including tax gross-up.

(8)	Pension allowance.

Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted to the Named Executive Officers who received stock options during 2003.

	Individual Grants						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term ($)(4)
Name	# of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price Per Share ($)		Expiration Date(2)		5%		10%
James C. Madden, V	250,000	3.7%		$4.55	2/13/2013			$715,368		$1,812,882

Stephen M. Unterberger	50,000	0.7%		$4.55	2/13/2013			$143,074		$362,576

Michael J. Salvino	100,000 100,000	1.5% 1.5%	$ $	4.55 7.19	2/13/2013 3/13/2013	(3)	$ $	286,147 452,175	$ $	725,153 1,145,901

(1)	Based upon 6,821,000 total shares underlying all stock options granted in 2003.

(2)	All options disclosed above were granted for ten-year terms pursuant to the Company’s Equity Incentive Plan and except as set forth in note (3) below, vest and become exercisable with respect to 25% of the option shares on the first anniversary of the grant date and the balance of the option shares in 36 equal consecutive monthly installments thereafter.

(3)	Option was fully accelerated in March 2004 as a result of meeting preset performance goals for 2003.

(4)	The potential realizable values listed are based on an assumption that the market price of the Company’s Common Stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date and that all option shares are exercisable. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate of the future market value of its common stock. Actual gains, if any, are dependent on the future market price of the Company’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during 2003 by the Named Executive Officers. This table also sets forth the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2003, and the aggregate gains that would have been realized had these options been exercised on that date.

			Number of Securities Underlying Unexercised Options at FY End (#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
Name	Shares Acquired on Exercise (#)(2)	Value Realized($)(3)	Exercisable(4)	Unexercisable	Exercisable(4)	Unexercisable
James C. Madden, V	0	n/a	1,166,669	307,168	$4,675,356	$669,408
Kevin M. Campbell	0	n/a	1,532,988	478,525	$315,000	$0
Richard H. Jones	0	n/a	679,032	306,565	$489,570	$459,931
Michael J. Salvino	0	n/a	460,031	479,789	$529,902	$873,597
Stephen M. Unterberger	523,300	$4,404,189	1,771,336	147,006	$10,963,466	$508,170

(1)	These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company’s Common Stock on December 31, 2003 (the last trading day of 2003). The closing price per share of the Company’s Common Stock on that day on The Nasdaq National Market was $7.18. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2)	Shares acquired upon exercise of stock options in 2003.

(3)	Calculated as the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise, for each share acquired upon exercise.

(4)	Numbers of shares and value computations for “exercisable” options include options issued under the Company’s 1999 Stock Option/Stock Issuance Plan that are exercisable before vesting. Unvested shares may not be sold.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company is party to an Employment Agreement, a Severance Agreement and a Stock Option Addendum with each of Messrs. Madden, Campbell and Unterberger, is a party to an Employment Agreement and Stock Option Addendum with Mr. Salvino, is a party to an employment restructuring and restricted stock arrangement with Mr. Campbell, and is a party to an Offer Letter, a Bonus Agreement, and a Stock Option Addendum with Mr. Jones. The terms and conditions of each such agreement are described below. The Company is also a party to additional agreements with Messrs. Campbell and Jones as described in “Certain Relationships and Related Transactions.”

Employment Agreements. Each of the employment agreements provides for at-will employment with a base salary of $450,000 for Mr. Madden, $450,000 for Mr. Campbell, and $400,000 for Mr. Unterberger and an initial base salary of $250,000 for Mr. Salvino. The base salary may be increased or decreased in the Company’s discretion, provided that some decreases would entitle the executive to resign with Good Reason under his Severance Agreement. The employment agreements provide that executive incentive compensation programs are subject to the Company’s discretion. Other benefits provided for in the employment agreements include eligibility to participate in insurance programs, and a death benefit of one year’s salary and a minimum disability benefit of 180 days’ salary if those benefits are not provided through insurance provided by the Company.

Severance Agreements. Each of the severance agreements provides severance benefits if either the Company terminates the executive’s employment without Cause or the executive resigns with Good Reason. Severance benefits include one year’s salary, one year’s bonus (equal to at least half of annual salary), reimbursement for COBRA premiums for one year for the executive and his eligible dependents, and one year’s option vesting, except that Mr. Campbell’s cash severance benefit is $300,000. The severance agreements also permit the Company to designate competitors for which the executive may not work for one year. The severance agreements further provide that the Company will be entitled to cease severance payments to the executive, recover cash severance payments made to the executive under the agreement, cancel any unexercised stock options that vested pursuant to the agreement, and rescind any exercise of stock options that vested pursuant to the severance agreement if, at any time before the third anniversary of the termination of executive’s employment, the executive materially breaches any contractual, legal or fiduciary obligation to the Company and fails to cure such breach within the cure period or disparages in any material way the Company or certain specified individuals and entities. “Cause” for termination by the Company is generally defined to include violation of Company policies or legal or contractual duties to the Company, or willful misconduct, gross negligence, or refusal to perform duties. “Good Reason” for resignation by the executive is generally defined to include the resignation by the executive in connection with material uncured breach by the Company of the executive’s employment agreement or other legal duties to the executive, significant relocation, diminution of responsibilities, reduction of salary by more than 15% in any 365-day period, or below specified levels, or reduction of bonus participation disproportionately to other executives. The benefits provided to executive under the severance agreements are contingent upon the executive’s execution and delivery to the Company of a release of claims.

Stock Option Addenda. Each Stock Option Addendum provides for the immediate vesting of all of the executive’s unvested stock options (and for all shares issued upon exercise of unvested options to become free of repurchase rights) if the executive’s employment is terminated by the Company without Cause or the executive resigns with Good Reason within a specified time before or after a change in control, defined to include a third party acquisition of more than 50% of the Company’s Common Stock, change in majority composition of the Company’s Board of Directors without approval by incumbent directors, sale of substantially all of the Company’s assets, reorganization of the Company resulting in at least 50% new ownership, or liquidation. The Stock Option Addenda for Messrs. Madden, Campbell and Unterberger also provide that the Company will pay an additional amount to the executive that is designed to cover any excise tax on excess parachute payments that the executive becomes obligated to pay as a result of benefits provided to the executive under the Stock Option Addendum or another agreement by or plan of the Company or any affiliate of the Company. The benefits provided to each executive under the Stock Option Addendum are contingent upon the executive’s execution and delivery to the Company of a release of claims.

Kevin Campbell Arrangements. In December 2002, the Company entered into a retention arrangement with Kevin Campbell. Pursuant to this arrangement, Mr. Campbell agreed not to resign from the Company without Good Reason (as defined in his modified employment agreement) before December 31, 2005. In addition, Mr. Campbell surrendered previously granted options to purchase 500,000 shares of the Company’s common stock and agreed to a reduction in his severance benefits. In return, the Company has made various cash payments to Mr. Campbell totaling approximately $1.6 million and granted to Mr. Campbell 550,000 shares of restricted stock with a vesting schedule as follows: 75,000 shares on June 1, 2003; 75,000 shares on September 1, 2003; 50,000 shares on December 1, 2003; 75,000 shares on March 1, 2004; 50,000 shares on June 1, 2004; 50,000 shares on September 1, 2004; 50,000 shares on December 1, 2004; 75,000 shares on March 1, 2005; 25,000 shares on June 1, 2005; and 25,000 shares on September 1, 2005. All vesting is contingent upon Mr. Campbell’s continued employment, except that if Mr. Campbell’s employment is terminated without Cause or he resigns for Good Reason after a change in the Company’s CEO or a majority of its Board of Directors, then Mr. Campbell will be entitled to accelerated vesting of unvested shares of restricted stock equal to the lesser of (i) shares that would otherwise have vested during the one year period following such termination of employment had Mr. Campbell remained employed, or (ii) shares having a fair market value of $1.0 million as of the date of termination of employment.

Richard Jones Agreements. Mr. Jones’ offer letter provides for at-will employment with a base salary of £250,000. The offer letter provides that executive incentive compensation programs are subject to the Company’s discretion. Other benefits provided for in the offer letter include a car allowance of £12,000 per year and eligibility to participate in insurance and pension programs. The offer letter also provides severance benefits if the Company terminates Mr. Jones’s employment for a reason other than his gross misconduct, repeated failure to achieve reasonable performance standards or neglect of duties. Severance benefits consist of one year’s notice or payment of salary in lieu of notice, at the Company’s option. The offer letter also prohibits Mr. Jones from engaging in business activities that conflict with his obligations to the Company for six months following termination of his employment. Severance benefits provided to Mr. Jones under the offer letter are contingent upon his execution and delivery to the Company of a release of claims.

Mr. Jones also has a bonus agreement that provides for longevity bonus payments to Mr. Jones of £75,000, £100,000, £107,500 and £110,000 on January 30 of 2002, 2003, 2004 and 2005, respectively, provided that he is employed by the Company, and has neither given notice to terminate his employment nor received notice to terminate his employment, and that he is in compliance with his employment obligations as of each such date. The bonus agreement also provides for a special severance bonus to Mr. Jones if he is terminated by the Company without cause or misconduct and he continues to comply with all post-employment obligations to the Company until the first anniversary of the date of termination. This severance bonus begins at £75,000 if Mr. Jones is terminated before January 1, 2001 and increases in six-month increments to £400,000 if he is terminated after July 1, 2002. The bonus agreement provides that the amount of any severance bonus will be reduced by the total of all longevity bonus amounts paid or payable.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors administers Exult’s executive compensation programs. The Committee is composed entirely of independent directors, as defined under applicable rules. The Committee reviews and approves compensation for Exult’s executive officers, including base salary levels, cash incentives and equity awards. In addition, the Committee reviews and approves various other company compensation policies and matters, and oversees the Equity Incentive Plan.

Compensation Philosophy

The Company’s executive compensation philosophy is (1) that an executive’s total cash compensation should vary with the company’s performance in achieving financial and non-financial goals, in addition to individual performance, and (2) that long-term compensation should be aligned with shareholder interests. The specific policies that the Committee uses to act on this philosophy are to:

•	Provide cash compensation opportunity at levels that are adequate to attract, retain and motivate high quality executives, and pay cash incentives to the extent they are justified by performance and consistent with the Company’s financial position.

•	Use equity to align the interests of the Company’s executive officers with those of its stockholders, reduce reliance upon cash incentives, and give executives the opportunity to be compensated through strong Company performance.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that the Company may deduct in any year with respect to certain highly compensated executive officers, but certain performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Committee intends that most executive officer compensation will qualify for deductibility, but the Company may from time to time pay non-deductible compensation to executive officers.

Executive Compensation Programs

The Company’s executive compensation program consists of three principal elements: base salary, cash incentives, and equity awards.

Base Salary: The Committee sets the annual base salary for executive officers based upon historical compensation levels of the executives, their past performance and expected future contributions, and generally available market compensation information for comparable companies. Generally, the Committee has attempted to set base salaries below the levels available to executives elsewhere in the marketplace, and to emphasize the role of stock options in total compensation to compensate for lower salaries and limited cash incentives. The Committee believes this approach has been appropriate as the Company has worked through relatively early growth stages. As the Company matures and becomes more profitable, the Committee intends to rely more on cash compensation, including principally variable cash incentives.

Cash Incentives: The Company has occasionally paid cash bonuses to the CEO and executive officers based upon the achievement by the Company of pre-established financial targets that are indicative of Company performance, as well as individual performance milestones for some individuals. For 2002 and 2003, in connection with the Company’s plan to achieve and sustain profitability, the Committee suspended executive officers’ participation in the Company-performance based cash incentive program. Accordingly, no cash bonuses were paid to the CEO or other executive officers related to 2003 Company performance. The Committee expects to make incentive plan payments based upon Company performance for 2004 and future periods, subject to various considerations including individual performance and the financial results of the Company. The Committee expects the amount of performance-based cash pay to increase as the Company matures and becomes more profitable.

Equity Awards: To date, almost all equity awards to executive officers have been in the form of stock options. The Company has used stock options because of their favorable accounting and tax treatment, and because stock options align the interests of executive officers with the interests of stockholders due to the fact that the executive can realize a gain only if the Company’s share price appreciates. The Committee believes that stock options are effective at rewarding officers for contributing to appreciation in the Company’s stock price. The Committee also believes that stock options serve important motivation and retention purposes, because most of the Company’s stock options vest over four years. The Company’s Equity Incentive Plan permits the use of restricted stock and other equity-based awards as well as stock options, and the Committee will continue to evaluate the use of equity awards other than stock options based upon the outcome of contemplated changes in accounting treatment for stock options, evolving market practice, and the Company’s evolving needs.

In determining the amount of officers’ stock option grants, the Committee considers previous contributions of each executive, the responsibilities to be assumed in the future, appropriate incentives for the promotion of the long-term growth of the Company, the executive’s position within the Company, the amount of cash compensation paid, and generally available market compensation information. It has been the Company’s practice to fix the price of the options at the fair market value on the date of the grant, thereby making the executive’s value realized tied directly to gains realized by the stockholders.

As part of the annual compensation review process, the Committee authorized a grant of stock options to all executive officers in February 2003. The Committee considered these stock options to be appropriate to reward to the Company’s executive officers for their contributions to the Company’s achievements in 2003. These contributions included maintaining profitability throughout 2003, a substantial increase in revenue, and achievement of significant operational milestones.

During 2003, the Committee, in consultation with the Board of Directors, authorized a hiring package for Mr. John Adams, who was hired as Chief Financial Officer in June 2003. Mr. Adams received a grant of 820,000 stock options and 150,000 shares of restricted stock. The Committee determined that this award was necessary to retain Mr. Adams’ services because he took a substantial reduction in cash compensation to work for the Company, and because he is a very highly-regarded financial executive with substantial outsourcing and international experience of value to the Company. The Board of Directors views him as a crucial member of Exult’s executive team.

Late in 2002, the Committee, in consultation with the Board of Directors, restructured the employment and compensation arrangements for Kevin Campbell, the Company’s President and Chief Operating Officer. Mr. Campbell agreed to remain with the Company until the end of 2005 and surrendered 500,000 stock options that had previously been granted, and in return received certain cash payments in 2003 and a grant of 550,000 shares of restricted stock that vests quarterly through 2005. The Committee determined that this was appropriate to retain Mr. Campbell’s services, which are considered to be highly valuable to the Company in an increasingly competitive HR BPO market.

CEO compensation

Under Mr. Madden’s leadership, 2003 was a year of significant accomplishments for Exult. The Company achieved its first full year of profitability, reflecting increasing quarterly profitability, revenue growth, and improvement in key margin metrics. The Company also made significant operational progress by selling and transitioning new outsourcing work, increasing the Company’s scale, and reducing delivery costs through various initiatives while maintaining service delivery quality. As the company’s most senior executive, Mr. Madden was instrumental in these achievements, and the Committee believes that he performed well during 2003.

Under the terms of his employment contract, Mr. Madden’s annual base salary for 2003 was $450,000. For 2004, the Committee has set Mr. Madden’s salary at $500,000. The Committee set this amount by reference to market compensation rates for similarly experienced and skilled CEOs and in light of the Company’s relatively early stage of development. This returns Mr. Madden to his salary at Exult before the Company’s IPO in 2000, when he took a pay cut to assist in reduction of overhead. Mr. Madden’s annual salary represents a significant reduction in the compensation he earned in his prior position, but the Committee believes this is mitigated by Mr. Madden’s equity position in the Company. As discussed above, the Committee determined not to provide a cash incentive program to the CEO (or other executive officers) related to 2003 Company performance. The Committee did authorize the issuance of 250,000 stock options to Mr. Madden in February 2003. Mr. Madden did not receive further option awards in 2003.

The Committee believes that Mr. Madden’s 2003 compensation was appropriate, based on market factors, the Company’s status, and Mr. Madden’s existing equity position. Mr. Madden’s future compensation will depend on his performance and the Company’s financial and operating results.

Submitted by the Compensation Committee:

J. Michael Cline

Steven A. Denning

Thomas J. Neff

John R. Oltman

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management the Company’s audited financial statements as of and for the year ended December 31, 2003.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with them their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

This Report was submitted by the

Audit Committee

Karl M. von der Heyden

John R. Oltman

Mary Alice Taylor

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of 2003, there has not been, nor is there currently proposed, any transaction in which the Company was or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, nominee for election as a director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest, other than the agreements described in “Executive Compensation” and the transactions described below.

Executive Loans

Pursuant to an agreement entered into with Kevin Campbell in connection with the commencement of his employment in mid-2000, the Company loaned Mr. Campbell a total of approximately $1,150,000. This loan bears interest at the applicable federal rate, but payment of interest is deferred pending forgiveness or repayment of the loan principal. On March 31, 2003, and March 31, 2004, $443,431 and $470,025, respectively, of the outstanding balance of the loan was forgiven pursuant to Mr. Campbell’s loan agreement. Mr. Campbell’s obligation to repay the remaining loan principal and interest accrued thereon will be forgiven on March 31, 2005 if Mr. Campbell remains employed by the Company until that time. If the Company terminates Mr. Campbell’s employment without cause, all amounts borrowed by Mr. Campbell, and accrued interest thereon, will be forgiven. If Mr. Campbell’s employment is terminated for any other reason, all amounts borrowed and not yet forgiven will become payable upon the Company’s demand.

Pursuant to an agreement signed in 2000, the Company loaned Richard Jones a total of £342,000 between July 2000 and August 2002. Mr. Jones has repaid approximately £250,800 of this amount, plus £13,980 in interest, and the loan balance, including accrued unpaid interest, was approximately £106,640 as of March 31, 2004. The loan balance bears interest at a rate of 6.25% per annum, compounded annually, or if higher, the official rate as declared by UK Inland Revenue. Mr. Jones is obligated to repay the balance of the loan on January 30, 2005. If the Company terminates Mr. Jones’ employment without cause or misconduct, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable on the first anniversary of the date of termination of employment. If the Company terminates Mr. Jones employment for cause or misconduct or if Mr. Jones resigns his employment, or upon his disability or death, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable upon the Company’s demand.

Purchase of Interest in Aircraft

In September 2003, the Company purchased a 1/8th fractional aircraft interest for $518,750 from Flight Options LLC, an independent operator of fractional aircraft ownership programs. The purchase price was the standard fair market value list price maintained by Flight Options. This interest had previously been owned by the Company’s Chief Executive Officer, James C. Madden, V, and leased by Mr. Madden to the Company. Flight Options purchased the interest from Mr. Madden at the same price contemporaneously with the sale of the interest by Flight Options to the Company.

Other Related Party Transactions

The Company has entered into an indemnification agreement with each of its executive officers and directors containing provisions that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and its stockholders.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock during the period from the Company’s initial public offering on June 2, 2000 through December 31, 2003, to the total return over such period of the Nasdaq Stock Market Index and the Nasdaq Computer & Data Processing Services Stocks Index. The Nasdaq indices are computed by the Center for Research in Securities Prices. The comparison assumes $100 was invested on June 2, 2000 in the Company’s Common Stock at the initial offering price of $10.00 per share and $100 in each of the foregoing indices and assumes reinvestment of all dividends, if any. No dividends have been declared on the Company’s common stock. The stock price performance illustrated by the following graph is not necessarily indicative of future stock price performance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the Compensation Committee report, the Audit Committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and shall not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who beneficially own more than 10% of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2003. To the Company’s knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended December 31, 2003, all of these reports were timely filed, except for the following reports, which were filed late due to Company administrative error: one Form 4 for James Madden, Stephen Unterberger, Brian Copple, Michael Salvino, Robert Ball and each of the Company’s non-employee directors to report their annual option grant made in February 2003.

ANNUAL REPORT

The Company’s annual report to stockholders for the fiscal year ended December 31, 2003, including audited financial statements, has been mailed to stockholders concurrently with this proxy statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Copies of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Such requests should be directed to the attention of the Company’s General Counsel at the Company’s offices at 121 Innovation Drive, Suite 200, Irvine, CA 92612. Copies of the Form 10-K are also available on-line through the Securities and Exchange Commission at www.sec.gov.

By the order of the Board of Directors

Brian W. Copple

Secretary

Irvine, California

April 16, 2004

APPENDIX A

Exult, Inc. Audit Committee Charter

I. PURPOSE

The primary purposes of the Committee are to:

(a) assist the Board of Directors in its oversight of:

1. The Company’s accounting, financial reporting and internal controls processes.

2. The audits of the financial statements of the Company.

3. The financial information provided to stockholders.

4. The Company’s compliance with legal and regulatory requirements.

5. The independence and qualifications of the Company’s independent public accountants.

6. The performance of the Company’s internal audit function and independent auditors.

(b) Provide an avenue of communication among management, the independent auditors, the internal audit department, the Board, and other advisors as appropriate.

(c) Fulfill other requirements imposed by applicable laws and regulations upon the Audit Committee, or upon the Board as may be delegated by the Board to the Audit Committee.

(d) The Committee’s function is one of oversight and shall not relieve management or the independent auditors of their respective responsibilities. It is not the duty of the Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate, fairly present the Company’s financial results and condition, and are in accordance with generally accepted accounting principles.

(e) This Charter will not limit the ability of the Board to delegate to the Committee matters not addressed herein. Delegation of authority to the Committee will not limit the authority of the Board.

II. COMPOSITION

(a) Number and Qualifications

1. The Committee shall be composed of at least three directors.

2. The Committee shall be composed so as to comply with the independence requirements of applicable laws and regulations.

3. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

4. At least one member of the Committee shall meet the financial sophistication requirements set forth in the applicable rules of the National Association of Securities Dealers, and at least one member of the Committee shall be an Audit Committee Financial Expert, as defined in applicable rules of the Securities and Exchange Commission.

(b) Selection

1. The members of the Committee shall be selected by the Board, subject to confirmation annually by the Board, and may be removed at any time with or without cause by majority vote of the Board.

2. Unless one of the Committee members is elected by the full Board of Directors as Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3. The Committee may form and delegate authority to subcommittees consistent with applicable law.

III. RESPONSIBILITIES AND AUTHORITY

This Section sets forth primary responsibilities of the Committee, but does not limit the authority of the Committee.

(a) Financial Reporting and Audits

1. Review and discuss with management the Company’s audited financial statements and related MD&A and any report thereon by the independent auditors.

2. Review with the independent auditors (a) their audit of the Company’s financial statements and any audit issues or problems and management’s response; (b) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company and its subsidiaries; and (c) the reports delivered by the independent auditors in connection with the audit pursuant to applicable laws, regulations and professional standards, including required communications under SAS 61 and SAS 90.

3. Review with the Company’s internal auditor the audit and any significant issues encountered.

4. Recommend to the Board, based upon the reviews referred to in paragraphs III.a.1 & 2 and III.c.5, whether the financial statements should be included in the Company’s annual report on Form 10-K.

5. Prepare the report required to be included in the Company’s proxy statement for each annual meeting.

6. Review directly or by delegated authority to a committee member and discuss with management the Company’s quarterly financial statements and related MD&A.

7. Review directly or by delegated authority to a committee member with the independent auditors (a) their review of interim financial information; (b) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company and its subsidiaries; and (c) the reports delivered by the independent auditors in connection with the review pursuant to applicable laws and regulations, including required communications under SAS 100.

8. Review directly or by delegated authority to a committee member earnings press releases.

9. Review the Company’s policies with respect to earnings press releases, financial information and earnings guidance provided to analysts.

(b) Accounting and Control Processes

1. Review significant accounting issues, changes, estimates, and judgments relating to the Company’s financial statements, the selection, application and effects of the Company’s accounting and auditing policies and practices, the quality and appropriateness of the Company’s accounting principles, accounting trends and developments relevant to the Company, and the analyses of management and the independent auditor with respect to such matters.

2. Review the Company’s internal audit function, including: (i) internal audit reports and management’s responses thereto, including implementation of accepted recommendations to improve internal control; (ii) any difficulties encountered in the course of internal audits; (iii) the scope, quality and results of the internal audit program and the relationship between internal audit and the Company’s objectives and risks; and (iv) internal audit budget, staffing and qualifications.

3. Review the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management) of the Company and its subsidiaries.

4. Review management’s assessment of internal controls, and the independent auditors’ report and attestation thereon.

5. Review the Company’s disclosure controls and procedures and management reports thereon.

(c) Auditor Relationship and Qualifications

1. Be directly responsible for the appointment, compensation, oversight, and, when the Committee considers appropriate, discharge, of the Company’s independent auditor. The independent accountants report directly to the Committee.

2. Review at least annually the effectiveness of the independent audit effort, the independent auditors, and the lead partner assigned to the Company’s account, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

3. Pre-approve all audit services and permitted non-audit services to be provided by the independent auditor, and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services. The Committee may establish pre-approval policies and procedures, including delegation of pre-approval authority, consistent with applicable laws and regulations.

4. Review and resolve disagreements between management and the independent auditor or internal auditor regarding financial reporting.

5. Oversee the independence of the Company’s outside auditor, including by considering whether the provision by the auditor of permitted non-audit services is compatible with independence, obtaining from the outside auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and actively discussing with the independent auditor the independent accountant’s independence, including any disclosed relationships or services that may affect the objectivity and independence of the auditor.

6. At least annually, obtain and review a report by the independent auditor describing the firm’s quality control peer review that determines whether the auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed.

7. Receive and review any other reports from the independent auditors that are required under GAAS, other standards governing the independent public accountants or by applicable law, regulation or professional standards.

(d) Ethics and Compliance

1. Oversee the Company’s policies and procedures regarding compliance with applicable laws and regulations.

2. Oversee compliance with the Company’s Code of Ethics and Financial Officer Code of Ethics, and consider and grant in advance any waivers thereunder for directors and executive officers.

3. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing mattes.

4. Approve all related party transactions to which the Company is a party.

(e) Other

1. Review risks material to the Company and Company policies with respect to risk assessment and risk management.

2. Review litigation and other contingent liabilities that may be material to the Company.

3. Perform such additional activities and consider such other matters within the scope of its responsibilities as the Committee deems appropriate, and perform such other duties as assigned by, and exercise such authority as conferred by, applicable law or regulation, the Company’s charter or bylaws, or the Board of Directors.

IV. PROCESSES AND REPORTING

(a) Meetings

1. The Committee shall meet at least four times per year, generally in conjunction with each regularly scheduled board meeting. The Committee shall conduct such additional meetings as the Chairman or a majority of the members of the Committee or the Chairman of the Board, Lead Director, CEO, or CFO may deem necessary or appropriate.

2. The Committee shall meet in executive session with the Company’s independent auditors, internal auditors, and financial management annually in connection with review of the annual audit, and at such other times during the year as may be deemed appropriate by the Committee or management or the auditors.

3. The Committee members shall meet in executive session among themselves in connection with review of the annual audit, and at such other times during the year at least quarterly as the Chairman or a majority of the members of the Committee may deem appropriate.

4. The majority of the members of the Committee shall constitute a quorum at any meeting of the Committee. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee.

(b) Reports

1. The Committee shall report to the full Board of Directors at each regularly scheduled board meeting, and at such other times as the Committee may deem appropriate.

2. The Committee shall make such reports to stockholders as are required by applicable regulations or as the Committee deems advisable.

(c) Resources

1. The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities.

2. The Committee may engage independent legal counsel and other advisors as the Committee determines necessary or appropriate to carry out its duties.

3. The Company shall provide appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditors, (ii) compensation to any legal counsel and other advisors employed by the Committee under item 2 above, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(d) Assessments and Revisions

1. Annually, the Committee shall review and reassess the adequacy of this charter and make recommendations to the Board for any changes.

2. The Committee shall review and assess its performance and its members at least annually.

3. The Board may amend this charter at any time and from time to time in its discretion.

EXULT, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

VOTE BY MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage paid envelope provided.

Ú DETACH PROXY CARD HERE Ú

1.	Election of three Class I Directors, to serve until the 2007 annual meeting of stockholders or until their successors are duly elected and qualified.

☐	FOR all nominees listed below (except as noted)	☐	WITHHOLD authority to vote for all nominees

Nominees: 01 Mark F. Dzialga, 02 Thomas J. Neff and 03 Mary Alice Taylor

To withhold authority to vote for any individual, write that nominee’s name on the space provided below.

Please Detach Here

Ú You Must Detach This Portion of the Proxy Card Ú

Before Returning it in the Enclosed Envelope

2. Ratification of KPMG LLP as the Company’ s independent auditors for the fiscal year ending December 31, 2004.	3. In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any postponement or adjournment thereof.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as name appears at left. Persons signing in a fiduciary capacity (e.g. executors, administrators, trustees) should so indicate. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Dated: , 2004

Signature

Signature

EXULT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 2004

This Proxy is solicited on behalf of the Board of Directors of Exult, Inc.

The undersigned stockholder of Exult, Inc., a Delaware corporation, hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2004, and hereby appoints James C. Madden, V, John A. Adams and Stephen M. Unterberger, and each of them, proxies and attorneys-in-fact, with full power to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of Exult, Inc., to be held on Thursday, May 6, 2004, at 9:30 a.m., local time, at the University Research Park Conference Center, 5251 California, Suite 105, Irvine, California 92612, and at any postponements and adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTOR NOMINEES, FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the reverse side)